Exhibit 99.1

Contact:	Dan McClain (Media)
(310) 201-3335

Gaston Kent (Investors)
(310) 201-3423
Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results
Q4 Earnings Per Share from Continuing Operations Increase 39 Percent to $1.29
Q4 Sales Increase 5 Percent to $8 Billion
Q4 Contract Acquisitions of $12.2 Billion Drive Total Backlog to Record $61 Billion
Q4 Cash from Operations Totals $309 Million, $1.8 Billion for 2006
2006 Earnings Per Share from Continuing Operations Increase 16 Percent to $4.44
2006 Contract Acquisitions Increase to Record $38.8 Billion
2006 Sales of $30.1 Billion
2007 Earnings Per Share Guidance Range Increased to $4.80 to $5.05
     LOS ANGELES — Jan. 25, 2007 — Northrop Grumman Corporation (NYSE: NOC) reported that fourth quarter 2006 income from continuing operations rose 37 percent to $457 million, or $1.29 per diluted share, from $334 million, or $0.93 per diluted share, in the fourth quarter of 2005. Income from continuing operations for 2006 increased 13 percent to $1.6 billion, or $4.44 per diluted share, from $1.4 billion, or $3.83 per diluted share, in 2005.
     Sales for the 2006 fourth quarter increased 5 percent to $8 billion from $7.7 billion in the 2005 fourth quarter. Sales for 2006 totaled $30.1 billion and are comparable to 2005. Fourth quarter and full year operating results for 2006 and 2005 reflect the reclassification of certain operations from continuing to discontinued operations.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	2

     Cash from operations for the 2006 fourth quarter totaled $309 million compared with $660 million in the 2005 fourth quarter, and cash from operations for the year totaled $1.8 billion compared with $2.6 billion in 2005. Contract acquisitions in the 2006 fourth quarter increased 90 percent, to $12.2 billion. For all of 2006, contract acquisitions increased 58 percent to $38.8 billion, bringing funded backlog to $30.5 billion and total backlog to a record $61 billion at Dec. 31, 2006.
     “Our focus on performance generated another strong quarter and our fourth consecutive year of double-digit growth in earnings per share. Together, our four businesses achieved solid double-digit growth in operating margin and outstanding cash generation, for both the quarter and the year,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer. “Our focus on operating margin rate improvement resulted in an expansion of 80 basis points in operating margin rate in 2006 compared with 2005,” he added.
     “For 2007, we are targeting solid earnings growth driven by higher sales and improving margin rates. Northrop Grumman’s financial position continues to strengthen. Our record backlog gives us the foundation for future sales growth, and our outstanding balance sheet supports a cash deployment strategy that invests for the future and returns cash to shareholders through dividends and share repurchases,” Sugar concluded.
2007 Guidance
     The company expects 2007 sales to range between $31 and $32 billion. Earnings per diluted share from continuing operations are expected to range between $4.80 and $5.05, and include estimated net pension income of approximately $70 million. The company’s estimated pension expense for 2007 is based on a composite discount rate of 6 percent and a long-term expected rate of return on plan assets of 8.5 percent. The company’s 2006 discount rate was 5.75 percent. Net cash provided by operating activities is expected to range between $2.5 billion and $2.8 billion in 2007.
Fourth Quarter 2006 Results
     Fourth quarter 2006 income from continuing operations rose 37 percent to $457 million, or $1.29 per diluted share, from $334 million, or $0.93 per diluted share, for the same period of 2005. Fourth quarter 2006 sales rose 5 percent to $8 billion compared with $7.7 billion in the 2005 fourth quarter.
     Total segment operating margin rose 13 percent and includes double-digit percentage increases in operating margin in Information & Services, Electronics and Ships. Total operating margin for the 2006 fourth quarter increased 15 percent to $622 million from $539 million for the 2005 fourth quarter. Fourth quarter 2006 includes a $61 million pre-tax forward loss provision for the Multi-role Electronically Scanned Array (MESA) radar system fixed price development programs. Fourth quarter 2005 included a $65 million pre-tax forward loss provision for the F-16 Block 60 fixed price development program.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	3

     Other income for the 2006 fourth quarter increased to $134 million from $17 million for the same period of 2005. The increase includes a $111 million pre-tax gain on the sale of approximately 9.7 million shares of TRW Automotive common stock.
     Federal and foreign income taxes for the 2006 fourth quarter increased to $230 million from $131 million in the fourth quarter of 2005. The increase is primarily attributable to higher income in the 2006 fourth quarter. In addition, the fourth quarter of 2005 included a $20 million net tax benefit related to the settlement of prior years IRS appeals cases. The effective tax rate applied to income from continuing operations for the 2006 fourth quarter was 33.5 percent compared with 28.2 percent in the 2005 fourth quarter.
     Net income for the 2006 fourth quarter increased 37 percent to $453 million, or $1.28 per diluted share, from $331 million, or $0.92 per diluted share, for the same period of 2005. Earnings per share are based on weighted average diluted shares outstanding of 359 million for the fourth quarter of 2006 and 358.1 million for the fourth quarter of 2005. Fourth quarter 2006 weighted average shares outstanding include the dilutive impact of the company’s Series B mandatorily redeemable preferred stock.
     Weighted average diluted shares outstanding used to calculate earnings per diluted share and earnings per diluted share from continuing operations are adjusted to reflect the assumed conversion of the company’s Series B preferred stock if the effect is dilutive. For the fourth quarter of 2006 and the full year 2006, the assumed conversion of these shares was dilutive, and earnings per share amounts were adjusted to include the effects of an additional 6.4 million shares outstanding and the elimination of dividends on the preferred stock.
     Contract acquisitions for the 2006 fourth quarter increased to $12.2 billion from $6.4 billion for the same period of 2005. The increase in contract acquisitions includes higher acquisitions in all four businesses. Fourth quarter 2005 contract acquisitions were impacted by the delay in the passage of the 2006 defense budget. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $61 billion at Dec. 31, 2006 compared with $56.2 billion at Dec. 31, 2005.
2006 Results
     Income from continuing operations for 2006 rose 13 percent to $1.6 billion, or $4.44 per diluted share, from $1.4 billion, or $3.83 per diluted share, for 2005. Sales for 2006 were comparable to 2005.
     Total segment operating margin for 2006 increased 16 percent to $2.8 billion from $2.4 billion in 2005. Total operating margin for 2006 increased 12 percent to $2.5 billion from $2.2 billion in 2005. The increase was driven by higher operating margin in
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	4

all four of the company’s businesses, including double-digit percentage increases in Information & Services and Ships operating margin.
     Unallocated expenses increased $97 million in 2006 principally due to a $112.5 million pre-tax legal provision recorded in the third quarter of 2006. For 2006, net pension expense increased to $37 million from $21 million in 2005 due principally to higher FAS costs.
     Net interest expense for 2006 declined to $303 million from $334 million in 2005. The decrease primarily reflects lower average debt in 2006.
     Other income for 2006 declined to $125 million from $200 million in 2005. In 2006, the company sold approximately 9.7 million TRW Automotive shares for a pre-tax gain of $111 million. In 2005, the company sold non-core equity investments, which generated pre-tax gains totaling $165 million.
     The effective tax rate applied to income from continuing operations for 2006 was 31.2 percent compared with 32.4 percent for 2005.
     Net income for 2006 rose 10 percent to $1.5 billion, or $4.37 per diluted share, from $1.4 billion, or $3.85 per diluted share, in 2005. Earnings per share are based on weighted average diluted shares outstanding of 358.6 million for 2006 and 363.2 million for 2005. For 2006, weighted average shares outstanding include the dilutive impact of the company’s Series B preferred stock.
Cash Measurements, Debt and Share Repurchases
     Cash from operations in the 2006 fourth quarter totaled $309 million compared with cash from operations of $660 million in the 2005 fourth quarter. Fourth quarter 2006 cash from operations was reduced by discretionary pension pre-funding of $800 million, and the 2005 fourth quarter was reduced by discretionary pension pre-funding of $203 million.
     Cash from operations in 2006 was $1.8 billion compared with $2.6 billion in 2005. Cash from operations in 2006 reflects contributions to the company’s pension plans totaling $1.2 billion. Cash from operations in 2005 reflects contributions to the company’s pension plans totaling $415 million.
     Capital spending totaled $244 million in the 2006 fourth quarter compared with capital spending of $305 million in the 2005 fourth quarter. Capital spending totaled $737 million in 2006 and $824 million in 2005. In 2006, Hurricane Katrina-related insurance recoveries totaled approximately $217 million. Since Aug. 29, 2005, Hurricane Katrina-related insurance recoveries for damage, repair and restoration have totaled $344 million compared with total hurricane-related expenditures of $431 million.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	5

     Cash and cash equivalents were $1 billion at Dec. 31, 2006 compared with $1.6 billion at Dec. 31, 2005. Total debt in 2006 was reduced by approximately $1 billion. In 2006, $1.2 billion of debt matured and the company received a $200 million loan through the Mississippi Business Finance Corporation, which represents the proceeds of issuance of Gulf Opportunity Zone bonds, a 22-year obligation at a fixed interest rate of 4.55 percent. The company repurchased $825 million of its common stock in 2006.
     The company currently has approximately $1.2 billion authorized for share repurchases under authorizations approved in December 2006 and October 2005. Share repurchases take place at management’s discretion, from time to time, depending on market conditions, in the open market and in privately negotiated transactions over the next 24 months. Common shares outstanding totaled 345.9 million at Dec. 31, 2006.
     Total debt declined to $4.2 billion at Dec. 31, 2006 from $5.1 billion at Dec. 31, 2005, and net debt declined to $3.1 billion at Dec. 31, 2006 from $3.5 billion at Dec. 31, 2005.
Business Results
Information & Services

	Fourth Quarter ($ Millions)
		2006			2005
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Mission Systems	$1,313	$113	8.6%	$1,243	$91	7.3%
Information Technology	1,051	87	8.3%	978	84	8.6%
Technical Services	501	22	4.4%	379	25	6.6%

	$2,865	$222	7.7%	$2,600	$200	7.7%

     Information & Services fourth quarter 2006 sales increased 10 percent from the prior year period and include higher revenue for all three segments. The 32 percent sales increase in Technical Services was driven by new business, primarily the Nevada Test Site program. Mission Systems sales increased 6 percent due to higher volume for Command, Control & Intelligence and Technical & Management Services programs. Information Technology sales increased 7 percent due to higher volume across several programs in Intelligence, Defense, and Commercial, State & Local, partially offset by lower volume in Civilian Agencies programs.
     Information & Services fourth quarter 2006 operating margin increased 11 percent from 2005 and includes higher operating margin in Mission Systems and Information Technology. Mission Systems operating margin increased 24 percent due to favorable program performance and lower expense for amortization of purchased intangibles.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	6

Information & Services

	Total Year ($ Millions)
		2006			2005
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Mission Systems	$5,074	$471	9.3%	$5,017	$374	7.5%
Information Technology	4,031	352	8.7%	3,771	328	8.7%
Technical Services	1,789	110	6.1%	1,533	89	5.8%

	$10,894	$933	8.6%	$10,321	$791	7.7%

     Information & Services 2006 sales increased 6 percent due to higher sales in all three segments. Mission Systems sales rose 1 percent due to higher sales volume in Command, Control and Intelligence and Technical & Management Services, partially offset by lower sales for the Intercontinental Ballistic Missile program. Information Technology sales increased 7 percent due to higher volume in Intelligence, Defense and Commercial, State & Local programs, partially offset by lower volume for Civilian Agencies programs. The 17 percent sales increase in Technical Services was driven by new business, primarily the Nevada Test Site program.
     Information & Services 2006 operating margin increased 18 percent and includes higher operating margin in all three segments. Mission Systems operating margin increased 26 percent due to favorable program performance across multiple programs and lower expense for amortization of purchased intangibles. Information Technology operating margin increased 7 percent due to higher sales volume. Technical Services operating margin increased 24 percent driven by higher sales volume and favorable program performance.
Aerospace

	Fourth Quarter ($ Millions)
		2006			2005
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Integrated Systems	$1,384	$125	9.0%	$1,453	$124	8.5%
Space Technology	849	68	8.0%	815	61	7.5%

	$2,233	$193	8.6%	$2,268	$185	8.2%

     Aerospace fourth quarter 2006 sales declined 2 percent from the prior year period due to lower volume in Integrated Systems, partially offset by higher sales in Space Technology.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	7

     Integrated Systems sales declined 5 percent primarily due to lower volume for the EA-6B Prowler, E-8C Joint STARS and E-2D Advanced Hawkeye programs. Lower volume for these programs was partially offset by higher volume for the F-35 Lightning II program. Space Technology sales increased 4 percent, primarily due to higher volume for the Space Radar, James Webb Telescope, and restricted programs.
     Aerospace fourth quarter 2006 operating margin increased 4 percent from the prior year period and includes higher operating margin for Space Technology. Integrated Systems operating margin is comparable to the prior year period. Space Technology operating margin increased 11 percent due to performance in Civil Space and restricted programs.
Aerospace

	Total Year ($ Millions)
		2006			2005
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Integrated Systems	$5,500	$551	10.0%	$5,489	$499	9.1%
Space Technology	3,351	293	8.7%	3,395	274	8.1%

	$8,851	$844	9.5%	$8,884	$773	8.7%

     Aerospace 2006 sales were comparable to 2005. Integrated Systems sales rose $11 million, and Space Technology sales declined 1 percent. Integrated Systems sales include higher volume for the F-35 Lightning II and F/A-18 Hornet programs, partially offset by lower volume for the E-2D Advanced Hawkeye, E-8C Joint STARS and EA-6B Prowler programs. The sales decline in Space Technology was primarily due to lower volume in the NPOESS and restricted programs, the wind down of a software defined radio program, and lower volume for the F-35 Lightning II program. Lower volume in these programs was partially offset by higher volume in the Advanced Extremely High Frequency and Airborne Laser programs.
     Aerospace 2006 operating margin increased 9 percent and includes higher operating margin in both Integrated Systems and Space Technology. Integrated Systems operating margin increased 10 percent, primarily due to favorable performance and higher sales volume for the F/A-18 Hornet and F-35 Lightning II programs. Space Technology operating margin increased 7 percent and includes favorable performance for several programs including Airborne Laser, F22-A, and the Space Tracking and Surveillance System.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	8

Electronics

	($ Millions)
		2006			2005
		Operating	% of		Operating	% of
	Sales	Margin	Sales	Sales	Margin	Sales

Fourth Quarter	$1,795	$201	11.2%	$1,727	$166	9.6%

Total Year	$6,578	$744	11.3%	$6,602	$702	10.6%

     Electronics fourth quarter 2006 sales increased 4 percent from the prior year period due to higher sales across several areas, including infrared countermeasures, bio-detection equipment, automated flat sorting machines for the U.S. Postal Service, and navigation systems. These increases were partially offset by lower sales for the F-16 Block 60 program, and sales adjustments resulting from the forward loss provisions on the MESA radar system fixed price development program.
     Electronics fourth quarter 2006 operating margin increased 21 percent from the prior year period and includes lower expense for amortization of purchased intangibles and improved program performance. Pre-tax forward loss provisions totaling $61 million for the MESA radar system programs (Wedgetail and Peace Eagle), partially offset the lower amortization and improved program performance. Electronics fourth quarter 2005 operating margin included a $65 million pre-tax forward loss provision for the F-16 Block 60 fixed price development program.
     Electronics 2006 sales were comparable to 2005 and include lower sales for the F-16 Block 60, MESA radar, and Longbow Missile programs, partially offset by higher sales of automated flat sorting machines to the U.S. Postal Service, vehicle intercommunication systems to the U.S. Army, and infrared countermeasures.
     Electronics 2006 operating margin increased 6 percent due to lower expense for the amortization of purchased intangibles and favorable program performance, which was partially offset by forward loss provisions for the MESA and ASPIS II programs.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	9

Ships

	($ Millions)
		2006			2005
		Operating	% of		Operating	% of
	Sales	Margin	Sales	Sales	Margin	Sales

Fourth Quarter	$1,513	$120	7.9%	$1,463	$105	7.2%

Total Year	$5,321	$393	7.4%	$5,786	$249	4.3%

     Ships fourth quarter 2006 sales rose 3 percent from the fourth quarter of 2005 and included higher aircraft carrier sales, primarily driven by higher volume for the USS Carl Vinson refueling program, higher revenue for the Coast Guard’s Deepwater program, and continued recovery from the impact of Hurricane Katrina. Ships 2006 sales declined 8 percent from 2005 primarily due to lower sales for the DDG 1000 program (formerly known as the DD(X) program) and continued recovery from the impact of Hurricane Katrina. Sales declines in these programs were partially offset by higher sales for aircraft carrier and Coast Guard programs.
     Ships fourth quarter 2006 operating margin increased 14 percent from the fourth quarter of 2005. Ships fourth quarter operating margin includes a pension benefit resulting from the Pension Protection Act of 2006 and improved sales mix, partially offset by lower performance on the LHD program. Ships 2006 operating margin increased 58 percent. Ships operating margin for 2005 included a $150 million pre-tax charge for Hurricane Katrina-related cost growth.
Business Realignment
     As previously announced, the Radio Systems business will be reported as part of Mission Systems beginning in the first quarter of 2007. Schedule 4 of this earnings release provides previously reported quarterly financial results and realigned results reflecting the transfer of Radio Systems from Space Technology to Mission Systems.
Fourth Quarter Highlights
•	The U. S. Navy awarded Northrop Grumman a $1.47 billion shipbuilding contract for the construction of a new San Antonio (LPD 17)-class ship, the Arlington (LPD 24) and for long lead material procurement for the Somerset (LPD 25).

•	The U.S. Navy awarded Northrop Grumman an $860.6 million contract modification to a previously awarded contract for continuation of work on the CVN 21 aircraft carrier program, which brings the total value of the CVN 21 contract to $2.2 billion.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	10

•	The U.S. Army selected Northrop Grumman, among 15 companies, to provide logistics support services for the Field and Installation Readiness Support Team (FIRST) program under an indefinite delivery, indefinite quantity contract. The contract period is five years with two one-year options. The 15 contracts have potential value of more than $9 billion, collectively.

•	The U.S. Navy awarded Northrop Grumman a planning contract valued at $558 million for the refueling and complex overhaul of the nuclear-powered aircraft carrier USS Theodore Roosevelt (CVN 71).

•	The U.S. Citizenship and Immigration Services awarded Northrop Grumman a $357 million indefinite delivery, indefinite quantity contract to continue providing biometric capture services in support of U.S. citizenship applications and green card renewals. The contract has a potential value of $750 million over a five-year period.

•	The U.S. Air Force awarded Northrop Grumman two contracts worth a total of $254 million for the E-8C Joint STARS. The contracts cover work on the Joint STARS Total System Support Responsibility sustainment and Joint STARS Extended Test Support programs.

•	The U.S. Air Force’s Electronic Systems Center awarded Northrop Grumman a $104.6 million contract to outfit 17 NATO AWACS aircraft with the company’s Large Aircraft Infrared Countermeasures systems on behalf of the NATO Airborne Early Warning and Control Program Management Organization.

•	The U.S. General Services Administration awarded Northrop Grumman a contract on behalf of the U.S. Army Program Executive Office Enterprise Information Systems to provide an integrated Department of Defense biometrics system-of-systems enterprise solution that will integrate their worldwide biometrics efforts. The contract is valued at approximately $75 million.

•	The Boeing Corporation awarded Northrop Grumman a contract to upgrade Japan’s four E-767 AWACS aircraft. The potential value of the contract could be as high as $73 million.

•	Northrop Grumman’s board of directors approved a new $1 billion share repurchase authorization in December. This new authorization is in addition to $175 million remaining on the company’s most recent share repurchase authorization. In total, the company now has $1.175 billion authorized for share repurchases.

•	Northrop Grumman signed a definitive agreement under which it will acquire for cash all of the outstanding shares of Essex Corporation for $24 per common
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	11

share. The transaction is valued at approximately $580 million, which includes the assumption of Essex’s debt.

•	In November, Northrop Grumman sold its entire remaining equity investment in TRW Automotive Holdings Corp. for approximately $209 million, or approximately $21.41 per share.

•	The U.S. Navy and Northrop Grumman christened the nation’s 10th and final Nimitz-class aircraft carrier, George H. W. Bush (CVN 77) on Oct. 7. The ship’s namesake and 41st President of the United States, George H. W. Bush, attended the ceremony and became the first president in the shipyard’s 120-year history to participate in the christening of his namesake ship.

•	The first new U.S. Coast Guard high endurance cutter to be built in more than 35 years was christened Bertholf (WMSL 750) on Nov. 11 at Northrop Grumman’s Pascagoula shipyard.
###
About Northrop Grumman
     Northrop Grumman Corporation is a $30 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 12 p.m. EST on Jan. 25, 2007. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation and appeals; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; successful reduction of debt; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports 2006 Fourth Quarter and Year-End Results	12

audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
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SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
FINANCIAL HIGHLIGHTS
($ in millions, except per share)
(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2006	2005 (4)	2006	2005 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$12,183	$6,404	$38,755	$24,508
Total sales and service revenues	8,021	7,667	30,148	30,067
Total operating margin	622	539	2,454	2,193
Income from continuing operations	457	334	1,567	1,392
Net income	453	331	1,542	1,400
Diluted earnings per share from continuing operations	1.29	.93	4.44	3.83
Diluted earnings per share	1.28	.92	4.37	3.85

Net cash provided by operating activities	309	660	1,794	2,627

	DEC 31,	DEC 31,
	2006	2005 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$1,015	$1,605
Accounts receivable, net	3,566	3,553
Inventoried costs, net	1,213	1,164
Property, plant, and equipment, net	4,531	4,403
Total debt	4,162	5,145
Net debt (2)	3,147	3,540
Series B preferred stock	350	350
Shareholders’ equity	16,615	16,828
Total assets	32,057	34,214

Net debt to capitalization ratio (3)	15%	16%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
OPERATING RESULTS
(in millions, except per share)
(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2006	2005 (1)	2006	2005 (1)
Sales and Service Revenues
Information & Services
Mission Systems	$1,313	$1,243	$5,074	$5,017
Information Technology	1,051	978	4,031	3,771
Technical Services	501	379	1,789	1,533

Total Information & Services	2,865	2,600	10,894	10,321

Aerospace
Integrated Systems	1,384	1,453	5,500	5,489
Space Technology	849	815	3,351	3,395

Total Aerospace	2,233	2,268	8,851	8,884

Electronics	1,795	1,727	6,578	6,602
Ships	1,513	1,463	5,321	5,786
Other		11		42
Intersegment Eliminations	(385)	(402)	(1,496)	(1,568)

	$8,021	$7,667	$30,148	$30,067

Operating Margin and Net Income
Information & Services
Mission Systems	$113	$91	$471	$374
Information Technology	87	84	352	328
Technical Services	22	25	110	89

Total Information & Services	222	200	933	791

Aerospace
Integrated Systems	125	124	551	499
Space Technology	68	61	293	274

Total Aerospace	193	185	844	773

Electronics	201	166	744	702
Ships	120	105	393	249
Other		(6)		(17)
Intersegment Eliminations	(30)	(24)	(117)	(84)

Total segment operating margin (2)	706	626	2,797	2,414

Reconciliation to operating margin
Unallocated expenses	(66)	(79)	(287)	(190)
Net pension expense (3)	(13)	(8)	(37)	(21)
Reversal of royalty income included above	(5)		(19)	(10)

Total operating margin	622	539	2,454	2,193

Interest income	15	10	44	54
Interest expense	(84)	(101)	(347)	(388)
Other, net	134	17	125	200

Income from continuing operations before income taxes	687	465	2,276	2,059

Federal and foreign income taxes	230	131	709	667

Income from continuing operations	457	334	1,567	1,392

Discontinued operations, net of tax	(4)	(3)	(25)	8

Net income	$453	$331	$1,542	$1,400

Income from continuing operations	$457	$334	$1,567	$1,392

Preferred dividends	6		24

Income available to common shareholders from continuing operations	$463	$334	$1,591	$1,392

Weighted average diluted shares outstanding before Series B preferred dilution	352.6	358.1	352.2	363.2
Series B preferred dilution	6.4		6.4

Weighted average diluted shares outstanding	359.0	358.1	358.6	363.2

Diluted Earnings (Loss) Per Share
Continuing operations	$1.29	$.93	$4.44	$3.83
Discontinued operations	(.01)	(.01)	(.07)	.02

Diluted Earnings Per Share	$1.28	$.92	$4.37	$3.85

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

(2)	Management uses segment operating margin as an internal measure of financial performance for the individual business segments. This measure is not in accordance with accounting principles generally accepted in the United States of America (GAAP).

(3)	Net pension expense includes pension expense determined in accordance with GAAP less the pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
ADDITIONAL SEGMENT INFORMATION
($ in millions)
(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	FOURTH QUARTER		TOTAL YEAR		December 31,
	2006	2005 (3)	2006	2005 (3)	2006	2005 (3)

Information & Services
Mission Systems	$1,848	$1,127	$5,717	$4,442	$2,952	$2,309
Information Technology	1,098	876	4,617	3,962	2,830	2,244
Technical Services	370	400	2,288	1,368	1,066	567

Total Information & Services	3,316	2,403	12,622	9,772	6,848	5,120

Aerospace
Integrated Systems	1,847	1,213	6,107	4,544	4,285	3,678
Space Technology	1,496	679	4,314	2,643	1,936	972

Total Aerospace	3,343	1,892	10,421	7,187	6,221	4,650

Electronics	2,232	1,714	7,167	6,346	6,585	5,996
Ships	3,673	818	10,045	2,749	10,854	6,130
Other		(22)		19		5
Intersegment Eliminations	(381)	(401)	(1,500)	(1,565)

Total	$12,183	$6,404	$38,755	$24,508	$30,508	$21,901

	TOTAL BACKLOG
	December 31, 2006
	FUNDED	UNFUNDED(4)	TOTAL BACKLOG

Information & Services
Mission Systems	$2,952	$ 8,337	$11,289
Information Technology	2,830	2,537	5,367
Technical Services	1,066	3,276	4,342

Total Information & Services	6,848	14,150	20,998

Aerospace
Integrated Systems	4,285	4,934	9,219
Space Technology	1,936	7,289	9,225

Total Aerospace	6,221	12,223	18,444

Electronics	6,585	1,583	8,168
Ships	10,854	2,566	13,420

Total	$30,508	$30,522	$61,030

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Certain prior year amounts have been reclassified to conform with the 2006 presentation.

(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
REALIGNED SEGMENT OPERATING RESULTS
($ in millions)
(unaudited)

	AS REPORTED							REALIGNED
			2006							2006
	Year Ended		Three Months Ended				Total	Year Ended		Three Months Ended				Total
	2004	2005	Mar 31	Jun 30	Sep 30	Dec 31	Year	2004	2005	Mar 31	Jun 30	Sep 30	Dec 31	Year

SALES AND SERVICE REVENUES

Information & Services
Mission Systems	$4,586	$5,017	$1,232	$1,295	$1,234	$1,313	$5,074	$5,087	$5,494	$1,340	$1,407	$1,340	$1,407	$5,494
Information Technology	3,462	3,771	948	993	1,039	1,051	4,031	3,462	3,736	929	976	1,023	1,034	3,962
Technical Services	1,492	1,533	351	401	535	501	1,789	1,534	1,617	383	431	526	518	1,858

Total Information & Services	9,540	10,321	2,531	2,689	2,808	2,865	10,894	10,083	10,847	2,652	2,814	2,889	2,959	11,314

Aerospace
Integrated Systems	4,610	5,489	1,416	1,383	1,317	1,384	5,500	4,610	5,489	1,416	1,383	1,317	1,384	5,500
Space Technology	3,269	3,395	855	865	782	849	3,351	2,723	2,866	733	738	699	753	2,923

Total Aerospace	7,879	8,884	2,271	2,248	2,099	2,233	8,851	7,333	8,355	2,149	2,121	2,016	2,137	8,423

Electronics	6,390	6,602	1,504	1,611	1,669	1,795	6,579	6,390	6,602	1,504	1,610	1,669	1,795	6,578

Ships	6,252	5,786	1,133	1,437	1,238	1,513	5,321	6,252	5,786	1,133	1,437	1,238	1,513	5,321

Other	230	42						230	42

Intersegment Eliminations	(1,291)	(1,568)	(346)	(384)	(381)	(385)	(1,496)	(1,288)	(1,565)	(345)	(381)	(379)	(383)	(1,488)

Total Sales and Service Revenues	$29,000	$30,067	$7,093	$7,601	$7,433	$8,021	$30,148	$29,000	$30,067	$7,093	$7,601	$7,433	$8,021	$30,148

SEGMENT OPERATING MARGIN

Information & Services
Mission Systems	$314	$374	$113	$125	$119	$113	$471	$364	$424	$125	$144	$131	$119	$519
Information Technology	246	328	84	86	95	87	352	246	322	80	84	92	86	342
Technical Services	71	89	19	33	35	22	110	75	100	24	38	34	24	120

Total Information & Services	631	791	216	244	249	222	933	685	846	229	266	257	229	981

Aerospace
Integrated Systems	431	499	148	141	137	125	551	431	499	148	141	137	125	551
Space Technology	236	274	71	81	73	68	293	182	219	58	60	66	61	245

Total Aerospace	667	773	219	222	210	193	844	613	718	206	201	203	186	796

Electronics	661	702	176	172	195	201	744	661	702	176	172	195	201	744

Ships	395	249	68	129	76	120	393	395	249	68	129	76	120	393

Other	(3)	(17)						(3)	(17)

Intersegment Eliminations	(59)	(84)	(26)	(25)	(34)	(30)	(117)	(59)	(84)	(26)	(26)	(35)	(30)	(117)

Total Segment Operating Margin (1)	$2,292	$2,414	$653	$742	$696	$706	$2,797	$2,292	$2,414	$653	$742	$696	$706	$2,797

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.